EXHIBIT 99


133 Peachtree Street Northeast
                                   Atlanta, Georgia 30303
                                   (404) 652-4000
News from Georgia-Pacific
                                   Release No. C-1535
                                   Contact:    Ken Haldin
                                               (404) 652-6098
                                               Greg Guest
                                                (404) 652-4739
                                   July 6, 1999

   GEORGIA-PACIFIC COMPLETES MERGER WITH UNISOURCE WORLDWIDE,
       APPOINTS KEY LEADERSHIP; SETS TARGET FOR RESUMPTION
                      OF SHARE REPURCHASES

     ATLANTA -- Georgia-Pacific Corp. today announced that it has completed its merger with Unisource Worldwide Inc., named a

leadership team for Unisource and embarked on a comprehensive initiative to strategically unite the two companies for the

benefit of shareholders of Georgia-Pacific Group (NYSE: GP), the pulp, paper and building products business of Georgia-Pacific

Corp.

     In addition, the corporation has increased its target

corporate debt level to $6.8 billion, including $5.8 billion for

Georgia-Pacific Group, up from $4.75 billion to reflect financing incurred for the Unisource merger.  Assuming continued strong operating results and cash flow, the group anticipates resuming share repurchases.

     Unisource, formerly North America's largest independent

marketer and distributor of printing and imaging paper and supply systems, will conduct business under its existing name as a

separate distribution subsidiary of Georgia-Pacific Group.  As a result of this transaction, Unisource common stock will be

delisted from the New York Stock Exchange and it will cease to be a Securities and Exchange Commission reporting company.

     Combined revenues of the merged companies exceeded $20

billion last year.

                             -more-



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     "Since our merger agreement was first announced, we have

been aggressively focusing on a strategy that will transform

Unisource and optimize the synergies between its distribution business and Georgia-Pacific," said A.D. "Pete" Correll, chairman and chief executive officer of Georgia-Pacific Corp.  "We expect to be able to achieve immediate operational improvements and to make hard-cost savings by reducing overhead and eliminating the overlaps inherent in these businesses.

     "At the same time, Georgia-Pacific Group's essential

financial objectives remain firmly in place.  Those objectives are to generate returns over the business cycle that exceed the cost of capital, limit our capital spending, target the group to operate below its debt-level ceiling and distribute excess free cash flow to shareholders through share repurchases," Correll said.  "Together with our strategy to own and operate a fortified commercial tissue business through our recently announced

Wisconsin Tissue partnership, Georgia-Pacific Group has further strengthened its position to compete in our industry with solid cash flows and diverse earnings capability."

     The new Unisource leadership team will be overseen by Lee M.

Thomas, executive vice president - paper and chemicals.  The leadership group includes several key Georgia-Pacific managers who will guide Unisource's operations as a subsidiary of Georgia-

Pacific.

     Charles C. Tufano, vice president - building products sales and distribution, west, and formerly director of printing papers sales for the company's communication papers group, has been named president of Unisource.  "Chuck's unique background of leadership in distribution, printing, publishing and packaging functions will serve him well as he works with Unisource's

customers and suppliers to provide superior service as an

organization," said Thomas.

                             -more-

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     Reporting to Tufano will be two current Unisource executives

- Kenneth F. Vuylsteke and Paul B. Stewart Jr.  Vuylsteke has

been named vice president - Unisource west and Stewart has been named vice president - Unisource east.  Tufano also will work directly with Yves Montmarquette, president - Unisource Canada,

who will continue to manage the subsidiary's Canadian business.

     Also reporting to Tufano will be Simon H. Davies, formerly director of international business - Georgia-Pacific paper group,

who was named vice president - Unisource international

operations; Michael Houghton, formerly director of sales and marketing - Georgia-Pacific communication papers, who was named vice president - Unisource marketing; and Matthew C. Tyser,

formerly group controller - Georgia-Pacific building products sales and distribution, who was named vice president and chief financial officer for Unisource.

     "Our new Unisource management group already has hit the

ground running," said Correll.  "I am confident this is a very strong team to lead the transformation and build Unisource into the preferred distributor of paper and supplies in North

America."

     In other announcements regarding Georgia-Pacific's building products distribution division, Steven C. Hardin, national sales manager, structural panels, has been named vice president,

building products sales and distribution - west, replacing

Tufano, effective immediately. David Morris, regional sales

manager - growth accounts, has been named vice president and controller - building products distribution.

                             -more-

     Georgia-Pacific (www.gp.com) is the leading manufacturer and distributor of building products in the United States and one of the world's leading manufacturers and distributors of pulp, paper and related chemicals for the forest products industry.  It

consists of two distinct operating groups: Georgia-Pacific Group and The Timber Company (NYSE: TGP), which manages 5 million acres of timberland in North America.  The company employs 45,000

people at more than 400 locations in the United States and

Canada.



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